EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of August 27, 2010 (the “Effective Date”), by and between Michael Sahady (“Executive”) and Avid Medical, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Executive and the Company are currently parties to that certain Employment Agreement made and entered into by and between them effective the 1st day of January 2008 (the “Prior Employment Agreement”); and

WHEREAS, Executive and the Company wish to terminate the Prior Employment Agreement in its entirety and enter into this Agreement, which such agreement shall completely supersede the Prior Employment Agreement; and

WHEREAS the Company wishes to employ Executive, and Executive wishes to be employed by the Company, pursuant to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Employment. During the Employment Period (as defined in Section 4 below), the Company shall employ Executive, and Executive shall serve, as an employee of the Company. Executive shall report directly to the Chief Executive Officer of Medical Action Industries Inc. During the Employment Period, Executive shall also serve on the Board of Directors of Medical Action Industries, Inc. (the “Board”).

2. Duties and Responsibilities of Executive.

(a)	Executive’s duties pursuant to this Agreement will include those duties that may be assigned to him by the Company from time to time.

(b)	Executive represents and covenants that he is not the subject of or a party to any employment agreement, non-competition covenant, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Executive from executing this Agreement and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to Executive hereunder.

(c)

Executive acknowledges and agrees that Executive owes the Company a duty of loyalty, fidelity and allegiance as a fiduciary of the Company such that Executive shall act at all times in the best interests of the Company and its affiliates and shall not appropriate any business opportunity for himself. Executive agrees that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes the Company under the common law.

3. Compensation. During the Employment Period, the Company shall pay to Executive an annualized base salary of $100,000 (the “Base Salary”) in consideration for Executive’s services under this Agreement, payable on a not less than monthly basis, in conformity with the Company’s customary payroll practices for executives.

4. Term of Employment. The initial term of this Agreement shall be for the period beginning on the Effective Date and ending on the first anniversary of the Effective Date (the “Initial Term”). The term of this Agreement may be extended beyond the Initial Term if both the Company and the Executive agree to such an extension in writing, signed by both parties, prior to the end of the Initial Term, which writing shall explicitly identify the length of such extension (the “Renewal Term”). Notwithstanding any other provision of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5. Benefits. Subject to the terms and conditions of this Agreement, Executive shall be entitled to the following benefits during the Employment Period:

(a)	Reimbursement of Business Expenses. The Company agrees to reimburse Executive for Executive’s reasonable business-related expenses incurred in the performance of Executive’s duties under this Agreement; provided that Executive timely submits all documentation for such reimbursement. All reimbursements provided pursuant to this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(l)(iv) such that any reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (1) the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (2) the right to reimbursement is not subject to liquidation or exchange for another benefit, and (3) any expenses reimbursed under Section 5 hereof will not affect the expenses eligible for reimbursement in any other year (any reimbursement to be referred to herein as a “Reimbursement Plan”).

(b)	Benefits. Executive shall be invited to participate in the same benefit plans or fringe benefit policies in which other similarly situated Company employees are eligible to participate, subject to applicable eligibility requirements and the terms and conditions of all plans and policies.

6. Termination of Employment.

(a)	The Company’s Right to Terminate. The Company shall have the right to terminate Executive’s employment with or without cause, at any time and for any reason or no reason at all.

(b)	The Executive’s Right to Terminate. Executive shall have the right to terminate his employment with the Company for any reason at any time upon sixty (60) days advance written notice to the Company; provided that if Executive provides a notice of termination pursuant to this Section 6(b), the Company may designate an earlier termination date than that specified in Executive’s notice. The Company’s designation of such an earlier date will not change the nature of Executive’s termination, which will still be deemed a voluntary resignation by Executive pursuant to this Section 6(b).

(c)	Death or Disability. Upon the death or Disability of Executive, Executive’s employment with the Company shall terminate. For purposes of this Agreement, a “Disability” shall exist if Executive is unable to perform the essential functions of his position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity which continues for a period in excess of 90 days, whether consecutive or not. The determination of a Disability will be made by the Company after obtaining an opinion from a doctor of the Company’s choosing. Executive agrees to provide such information and participate in such examinations as may be reasonably required by said doctor in order to form his or her opinion. If requested by the Company, Executive shall submit to a mental or physical examination to be performed by an independent physician selected by the Company to assist the Company in making such determination.

(d)	Effect of Termination. Upon Executive’s termination of employment for any reason, including those listed in subsections (a), (b), and (c) of this Section, all earned, unpaid Base Salary shall be paid to Executive, or Executive’s estate, as applicable, within 30 days of his last day of employment, or earlier if required by law. With the exception of any payments to which Executive may be entitled pursuant to Section 5(a), neither the Company, nor its successors in interest, shall have any further obligation under this Agreement to make any payments to Executive.

7. Conflicts of Interest; Disclosure of Opportunities. Executive agrees that he shall promptly disclose to the Company and the Board any conflict of interest involving Executive upon Executive becoming aware of such conflict.

8. Confidentiality. Executive acknowledges and agrees that, in the course of his employment with the Company, he will be provided with, and have access to, valuable Confidential Information (as defined below) of the Company, its Affiliates and of third parties who have supplied such information to the Company or its Affiliates, as applicable. In consideration of Executive’s receipt and access to such Confidential Information and in exchange for the employment and other valuable consideration provided hereunder, Executive agrees to comply with this Section 8.

(a)	Executive covenants and agrees, both during the term of the Employment Period and thereafter that, except as expressly permitted by this Agreement, he shall not disclose any Confidential Information to any Person and shall not use any Confidential Information except for the benefit of the Company or any of its Affiliates. Executive shall take all reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This covenant shall apply to all Confidential Information, whether now known or later to become known to Executive during the Employment Period.

(b)	Notwithstanding Section 8(a), Executive may make the following disclosures and uses of Confidential Information:

(i)	disclosures to other executives or employees of the Company or its Affiliates who have a need to know the information in connection with the business of the Company or its Affiliates;

(ii)	disclosures and uses that are approved by the Company or the Board, as applicable;

(iii)	disclosures for the purpose of complying with any applicable laws or regulatory requirements; or

(iv)	disclosures that Executive is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, Executive shall, to the extent legally permissible:

(A)	provide the Company with prompt notice of such requirements so that the Company may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section;

(B)	consult with the Company on the advisability of taking steps to resist or narrow such disclosure; and

(C)

cooperate with the Company (at its reasonable cost and expense) in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, Executive agrees (1) to furnish only that portion of the Confidential Information that is legally required to be furnished, as advised by written opinion of counsel to Executive, and (2) to exercise (at the Company’s reasonable cost and expense) all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c)	Upon the expiration of the Employment Period and at any other time upon request of the Company, Executive shall surrender and deliver to the Company all documents (including without limitation electronically stored information) and other material of any nature containing or pertaining to all Confidential Information in Executive’s possession and shall not retain any such document or other material. Within 10 days of any such request, Executive shall certify to the Company in writing that all such materials have been returned to the Company.

(d)	All non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the Employment Period (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its Affiliates’ business or properties, products or services (including, without limitation, all such information relating to corporate opportunities, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or its Affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement.

9. Non-Competition.

(a)

The Company shall provide Executive access to the Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company will be entrusting him, in his unique and special capacity, with developing the goodwill of the Company, and in consideration thereof and in consideration of the access to Confidential Information and employment hereunder, he has voluntarily agreed to the covenants set forth in this Section 9. Executive further agrees and acknowledges that the limitations and restrictions set forth herein, including but not limited to geographical and temporal restrictions on certain competitive activities, are reasonable and not oppressive and are material and substantial parts of this Agreement intended and necessary to protect the Company’s legitimate business interests, including the preservation of its Confidential Information and goodwill.

(b)	Executive agrees that, during the period set forth in Section 9(c) below, he shall not, without the prior written approval of the Company, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity of whatever nature:

(i)	engage or participate within the Market Area (as defined below) in competition with the Company in any business in which either the Company or its Affiliates engaged in, or had plans to become engaged in of which Executive was aware during the Employment Period or the period set forth in Section 9(c) below which such business includes, without limitation, the development, sale, and manufacture of disposable medical products such as operating room supplies, biohazardous waste containment materials, fluid and spill management kits and products, laundry and linen containment tools, eco friendly degradable liners, institutional trash containment products, custom procedure and minor procedure kits and trays, protective apparel, wound care supplies, patient bedside products, and laboratory products (the “Business”).

(ii)	appropriate any Business Opportunity (as defined below) of, or relating to, the Company or its Affiliates located in the Market Area, or engage in any activity that is detrimental to the Company or its Affiliates or that limits the Company’s or an Affiliate’s ability to fully exploit such Business Opportunities or prevents the benefits of such Business Opportunities from accruing to the Company or its Affiliates; or

(iii)	solicit any employee of the Company or its Affiliates to terminate his or her employment therewith during his or her employment with the Company or its Affiliate, as applicable.

(c)	Timeframe of Non-Competition Agreement. Executive agrees that the covenants of this Section 9 shall be enforceable during the Employment Period and for a period of one (1) year following the termination of the Employment Period, for whatever reason.

(d)	Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by the Company, in the event of breach by him, by injunctions and restraining orders and that such enforcement shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company.

(e)	The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction or arbitrator, as applicable, shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court or arbitrator deems reasonable, and this Agreement shall thereby be reformed.

(f)	For purposes of this Section 9, the following terms shall have the following meanings:

(i)	“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(ii)	“Market Area” shall mean any location or geographic area within 75 miles of a location where the Company or its Affiliates conducts business, or has plans to conduct business of which Executive is aware, including, without limitation those areas in the Commonwealth of Virginia and State of New York, during the Employment Period.

(g)	All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

10. Termination of Prior Employment Agreement. This Agreement supersedes and replaces the Prior Employment Agreement in its entirety. In entering this Agreement, Executive and the Company expressly acknowledge and agree that, as of the Effective Date, the Prior Employment Agreement shall no longer be in force or effect. Executive expressly acknowledges and agrees that he has been provided all leaves (paid and unpaid) and all compensation and other sums that he was entitled to receive from the Company, or could have been entitled to receive from the Company, under the Prior Employment Agreement.

11. Arbitration.

(a)	Any dispute, controversy or claim between Executive and the Company arising out of or relating to this Agreement or Executive’s employment with the Company will be finally settled by arbitration in Suffolk County, New York before, and in accordance with the rules for the resolution of employment disputes then in effect of, the American Arbitration Association (“AAA”). The arbitration award shall be final and binding on both parties.

(b)	Any arbitration conducted under this Section 11 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if possible, within 90 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as he or she deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction, or to an attorney-client or other privilege), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.

(c)	Each side shall share equally the cost of the arbitration and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side.

(d)	Notwithstanding Section 11(a), an application for emergency or temporary injunctive relief by either party (including without limitation any such application to enforce the provisions of Sections 8 or 9 herein) shall not be subject to arbitration under this Section; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section.

(e)	By entering into this Agreement and entering into the arbitration provisions of this Section 11, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(f)	Nothing in this Section 11 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.

12. Defense of Claims. Executive agrees that, during the Employment Period and thereafter, upon reasonable request from the Company, Executive will cooperate with the Company or its Affiliates in the defense of any claims or actions that may be made by or against the Company or its Affiliates that relate to Executive’s actual or prior areas of responsibility, except if Executive’s reasonable interests are adverse to the Company or its Affiliate(s), as applicable, in such claim or action. The Company agrees to pay or reimburse Executive for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section, provided Executive provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses.

13. Withholdings: Right of Offset. The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, and (b) any deductions consented to in writing by Executive.

14. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

15. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the Commonwealth of Virginia. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 11 above and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Suffolk County, New York.

16. Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.

17. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

18. Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement to any of its Affiliates and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

19. Affiliates. For purposes of this Agreement, the term “Affiliates” is defined as any person or entity Controlling, Controlled by, or Under Common Control with the Company. The term “Control,” including the correlative terms “Controlling,” “Controlled By,” and “Under Common Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any Company or other ownership interest, by contract or otherwise) of a person or entity. For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, Company, limited Company or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (c) in the case of any other person or entity, more than 50% of the economic or beneficial interest therein.

20. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(1)	If to the Company, addressed to:

Avid Medical, Inc.

Attn: Human Resources

9000 Westmont Drive

Stonehouse Commerce Park

Toano, Virginia 23168

(2)	If to Executive, addressed to:

Michael Sahady

2997 River Oaks Road

Williamsburg, VA 23185

21. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22. Deemed Resignations. Unless otherwise agreed to in writing by Medical Action Industries, Inc., the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive from the Board (if applicable), from the board of directors of any Affiliate of the Company (if applicable), and from the board of directors or any similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such Affiliate’s designee or other representative (if applicable).

[Signature page follows]

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date.

EXECUTIVE:

Signature:	/s/ Michael Sahady
Michael Sahady

Dated: August 26, 2010

AVID MEDICAL, INC.

By:	/s/ Richard Setian
	Name:	Richard Setian
	Title:	President and Chief Operating Officer

Dated: August 26, 2010